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NCO portfolio
For further information:
                                                                    EXHIBIT 99.1
For further information:                                  NEWS RELEASE

At NCO Portfolio Management, Inc.       At FRB/Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General)
Chairman and CEO                        Judith Sylk-Siegel (Media)
(215) 793-9300                          Nicole Engel (Analysts)
Richard J. Palmer,                      (212) 445-8400
SVP, Finance and CFO
(410) 594-7000 x 4525
email: rick.palmer@ncogroup.com
       ------------------------

For Immediate Release

         NCO PORTFOLIO MANAGEMENT, INC. ANNOUNCES FOURTH QUARTER RESULTS
                       WITH NET INCOME OF $0.26 PER SHARE
            AND EARNINGS PER SHARE GUIDANCE FOR THE FIRST AND SECOND
                                QUARTERS OF 2002

BALTIMORE, MD, February 12, 2002 - NCO Portfolio Management, Inc.
("NCPM")(Nasdaq: NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that during the fourth quarter of 2001 it achieved net income of $0.26 per share, on a diluted basis.

Total collections on purchased receivables for the fourth quarter of 2001 were $25.8 million. Revenue in the fourth quarter of 2001 was $16.2 million and income from operations was $7.4 million. During the fourth quarter of 2001, net income was $3.5 million, or $0.26 per share, on a diluted basis.

Total collections for 2001 were $104.1 million. Revenue was $62.9 million and income from operations was $28.6 million. For 2001, net income was $13.1 million, or $1.02 per share, on a diluted basis.

Operating expenses were $8.8 million in the fourth quarter of 2001, of which $7.1 million represented servicing fees paid for collection activities including contingency legal fees. Operating expenses for 2001 were $34.3 million, of which $27.8 million represented servicing fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the fourth quarter and year ended 2001 were 27%. All of the servicing fees for the fourth quarter of 2001, and $27.5 million of the servicing fees paid in 2001, were paid to NCO Group, Inc. ("NCOG")(Nasdaq: NCOG). NCOG owns approximately 63% of the outstanding common stock of the company.

On an ongoing basis, management reviews the expected future cash flows of each portfolio to assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset plus provide a return. Over time, this return is recognized as revenue. If, based on current circumstances, the estimates are changed, the rate at which revenue is recognized will also change. If the future estimated cash flows are not sufficient to recover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value. After a portfolio has been impaired, additional write downs to net realizable value may occur if actual collections subsequent to impairment and further downward revisions of future estimated cash flows fall below the expected collections at the date of the original impairment. After impairment, no revenue is recorded until the carrying value has been fully recovered.

Total collections for the quarter ended December 2001 were lower than anticipated due to the continued softening of the general economic climate, made worse by the effects of September 11th. This shortfall in collections also had the effect of lowering the expected future collections on all portfolios. On three portfolios acquired over a year ago, the reductions in future collections were significant enough to create deemed impairments, and on twelve portfolios previously impaired, the expected future collections were less than expected, thus creating additional impairments. Accordingly, these portfolios were written down to their current expected net realizable value. These portfolios were all purchased during a better economic environment and the tougher collection environment, further aggravated by the events of September 11, could not have been foreseen in the original projections. This is despite normal, ongoing adjustments to projected collections from acquisition forward. The impairment recorded during the fourth quarter was approximately $865,000, which represented 0.6% of the carrying value of all the portfolios and $0.04 per diluted share after tax.

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The Company expects to achieve earnings per share of between $0.20 and $0.22 for each of the first two quarters. Collections are expected to range between $27 million and $30 million in the first quarter and between $30 million and $33 million in the second quarter. Revenue as a percentage of collections is expected to range from 52% to 55% in the first quarter, and 49% to 52% in the second quarter. Servicing fees are expected to be approximately 27-29% of collections. In comparing the fourth quarter results to the first two quarters of 2002 guidance, investors should note that the seasonally strong collections of the first two quarters cause a decrease in net profitability due to a significant increase in collection service fees, which are based on a percentage of collections not revenue.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "I am very pleased with the results of the quarter. NCPM has successfully navigated its way through the transition in consumer payment patterns by maintaining strict adherence to its business rules. Our collection curves have been updated to reflect the slowing economy and we continue to be very selective in our purchase opportunities. As we move into 2002 we will continue to focus on maximizing profitability in the current economic cycle and positioning our Company for continued growth in the future. The guidance for the first two quarters shows our renewed ability to forecast our results into the future. While on the surface the guidance is below the fourth quarter actual results, this is an anomaly caused by increased collection service fees that are a result of the expectation that we will see substantial improvement in collections during the seasonally strong first two quarters."

The Company also announced that it will host an investor conference call on Wednesday, February 13, 2002 at 10:00 a.m., ET, to address the items discussed in this press release for the fourth quarter earnings in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 218-8862 (domestic callers) or (303) 262-2127 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 405-2236 (domestic callers) or (303) 590-3000 (international callers) and providing the pass code 443470.

NCO Portfolio Management, Inc. is a leading purchaser and manager of delinquent accounts receivable.

                  -------------------------------------------

Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the terrorist attacks and the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to historical financial statements of Creditrust, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the dependency on NCOG for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on April 2, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1705 Whitehead Road, Baltimore, MD 21207.
                        --------------------------------
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                         NCO Portfolio Management, Inc.
                        Unaudited Selected Financial Data
                    (in thousands, except per share amounts)

 Statements of Income:
                                                       For the Three Months Ended December 31,      For the Year Ended December 31,
                                                      ----------------------------------------     --------------------------------
                                                             2000                 2001                 2000                 2001
                                                           --------             --------             --------             --------
Revenue                                                    $  5,439             $ 16,206             $ 13,151             $ 62,929

Operating costs and expenses:
   Payroll and related expenses                                 106                  291                  328                1,624
   Servicing fee expenses                                     2,439                7,078                5,741               27,771
   Selling, general and administrative expenses                  56                  510                  113                2,017
   Amortization expense                                          --                   75                   --                  250
   Impairment of purchased accounts receivable                   --                  865                   --                2,649
                                                           --------             --------             --------             --------
                                                              2,601                8,819                6,182               34,311
                                                           --------             --------             --------             --------
                                                              2,838                7,387                6,969               28,618
Other income (expense):
   Interest and investment income                                --                  372                   --                  531
   Interest expense                                            (508)              (2,131)              (1,334)              (8,230)
                                                           --------             --------             --------             --------
                                                               (508)              (1,759)              (1,334)              (7,699)
                                                           --------             --------             --------             --------
Income before income tax expense                              2,330                5,628                5,635               20,919

Income tax expense                                              874                2,111                2,113                7,845
                                                           --------             --------             --------             --------

Net income                                                 $  1,456             $  3,517             $  3,522             $ 13,074
                                                           ========             ========             ========             ========

Net income per share:
     Basic                                                 $   0.17             $   0.26             $   0.41             $   1.02
                                                           ========             ========             ========             ========
     Diluted                                               $   0.17             $   0.26             $   0.41             $   1.02
                                                           ========             ========             ========             ========

Weighted average shares outstanding:
     Basic                                                    8,599               13,576                8,599               12,871
     Diluted                                                  8,599               13,576                8,599               12,871

Selected Balance Sheet Information:
                                                              As of December 31,   As of December 31,
                                                                    2000                 2001
                                                              ------------------   ------------------
Cash and cash equivalents                                        $     --             $  6,509
Purchased accounts receivable                                      31,480              136,339
Total assets                                                       32,146              153,712

Securitized debt                                                       --               45,379
Non-securitized debt                                               23,377               47,130
Shareholders' equity                                                3,829               57,864

Other Selected Financial Information:                        For the Three           For the Year
                                                              Months Ended              Ended
                                                            December 31, 2001     December 31, 2001
                                                            ------------------    -----------------

Collections                                                      $ 25,825             $104,080
                                                                 ========             ========

Revenue                                                          $ 16,206             $ 62,929
                                                                 ========             ========
Revenue as a percentage of collections                                 63%                  60%

Amortization of purchased receivables                            $  9,619             $ 41,151
                                                                 ========             ========
Amortization as a percentage of collections                            37%                  40%

Servicing fee expenses                                           $  7,078             $ 27,771
                                                                 ========             ========
Servicing fee expenses as a percentage of collections                  27%                  27%
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